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Contact:

Charles E. Miller                              Philip Bourdillon / Eugene Heller
President and CEO                              Silverman Heller Associates
303-651-0550                                   310-208-2550



                    ENGINEERING MEASUREMENTS COMPANY REPORTS
                             FISCAL YEAR-END RESULTS



LONGMONT, COLORADO - JULY 26, 2000 - ENGINEERING MEASUREMENTS COMPANY (NASDAQ -
NMS: EMCO) today reported results for the twelve months ended April 30, 2000.

For the twelve months ended April 30, 2000 the Company reported a net loss of $139,000, or $0.03 per diluted share, on net sales of $9.2 million, compared to net income of $197,000, or $0.05 per diluted share, on net sales of $9.7 million in fiscal 1999.

At fiscal year-end the Company had $3.4 million in working capital, no long-term debt, and stockholders' equity of $6.4 million.

As announced on July 6, 2000, the Company has entered into a definitive agreement to be acquired by Advanced Energy Industries, Inc. (Nasdaq - NMS:
AEIS) in an exchange of stock. Under the terms of the agreement, which is subject to approval by EMCO's stockholders and certain other conditions, all of EMCO's outstanding common stock as of the effective date of the merger will be exchanged for shares of Advanced Energy Industries based upon an exchange ratio which is determined by dividing 900,000 by the sum of EMCO's outstanding shares plus outstanding options as of the closing of the transaction. At the Company's fiscal year-end, there were outstanding approximately 4.1 million shares of EMCO common stock and approximately 340,000 options to purchase such shares of common stock

Engineering Measurements Company designs, manufactures, and markets electronic and electro-mechanical precision instruments for measuring and controlling the flow of liquids, steam, and gases, and also engages in contract electronic printed circuit board assembly.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends which may affect the Company's future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company's filings with the Securities and Exchange Commission.

                       (Statements of Operations Follow)


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                        ENGINEERING MEASUREMENTS COMPANY

              STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

                                                            Twelve Months Ended
                                                                April 30,
                                                           2000              1999
                                                           ----              ----
Sales                                                  $  9,234,052      $  9,694,913
Cost of sales                                             5,693,569         5,711,006
                                                       ------------      ------------
Gross margin on sales                                     3,540,483         3,983,907
                                                       ------------      ------------
Operating expenses:
  Selling                                                 1,917,928         2,142,086
  General and administrative                                872,223           937,873
  Research and development                                  880,932           790,252
                                                       ------------      ------------
Total operating expenses                                  3,671,083         3,870,211
                                                       ------------      ------------
Income (loss) from operations                              (130,600)          113,696
                                                       ------------      ------------
Other income/(expense):
  Loss on sale of stock                                    (119,025)           (6,574)
  Interest expense                                             (744)             (266)
  Interest and Dividend Income                               54,697            93,237
  Other income                                                4,807            31,817
                                                       ------------      ------------
Total other income/(expense)                                (60,265)          118,214

Income/(loss) before income taxes                          (190,865)          231,910

Income tax provision/(benefit)                              (52,005)           34,972
                                                       ------------      ------------
Net income/(loss)                                      $   (138,860)     $    196,938
                                                       ============      ============

Other comprehensive income (loss)
  Unrealized holding loss                                   (10,551)          (12,441)
  Tax benefit of stock option exercise                       93,400                 0
                                                       ------------      ------------
Comprehensive income (loss)                                 (56,011)          184,497
                                                       ============      ============

Net earnings/(loss) per share                          $      (0.03)     $       0.05

Net earnings/(loss) per share on a fully
  diluted basis                                        $      (0.03)     $       0.05
                                                       ============      ============
Weighted average number of
  shares outstanding                                      4,082,890         4,021,729
                                                       ============      ============